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                                                                  EXHIBIT 7(c).1


                             PARTNERSHIP INTERESTS
                               PURCHASE AGREEMENT


         THIS PARTNERSHIP INTERESTS PURCHASE AGREEMENT (the "Agreement") is made and entered into with an effective date of December 31, 1997 by and among TXI California Inc., a Delaware corporation ("TXIC"), TXI Riverside Inc., a Delaware corporation ("TXIR") (TXIC and TXIR being sometimes hereinafter individually referred to as the "Buyer" and collectively as the "Buyers"), RVC Venture Corp., a Delaware corporation ("RVC"), Ssangyong/Riverside Venture Corp., a California corporation ("SRV") (RVC and SRV being sometimes hereinafter individually referred to as the "Seller" and collectively referred to as the "Sellers") and (for the limited purposes set forth in Sections 3.2(c), 9.3, 11.1, 11.2 and 12.5 of this Agreement) Ssangyong Cement Industrial Co., Ltd., a Korean corporation ("Ssangyong") and (for the limited purpose set forth in Section 11.3 of this Agreement) Texas Industries, Inc., a Delaware corporation ("TXI");

                                    RECITALS

         WHEREAS, RVC is the present owner of a 51% partnership interest (the "RVC Interest") in Riverside Cement Company, a California general partnership (the "Partnership") and SRV is the present owner of a 49% partnership interest (the "SRV Interest") in the Partnership (the RVC Interest and the SRV Interest being collectively referred to hereinafter as the "Partnership Interests"); and

         WHEREAS, upon the terms and conditions and for the consideration set forth in this Agreement, TXIR shall purchase the RVC Interest and TXIC will purchase the SRV Interest.

         NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties hereby agree as follows:

1.  DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         Acquired Companies - the Partnership and its Subsidiaries, collectively.

         Adjusted June 30 Balance Sheet - the audited balance sheet as at June 30, 1997 of the
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Partnership, adjusted as a result of negotiations between the parties to increase certain reserves, which Adjusted June 30 Balance Sheet is attached hereto as Exhibit 1.

         Allocation Schedule - as defined in Section 2.2(e).

         Applicable Contract - any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

         Balance Sheet - as defined in Section 3.4.

         Base Purchase Price - as defined in Section 2.2(a).

         Beazer Acknowledgment - as defined in Section 11.4.

         Best Efforts - the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

         Breach - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         Buyer or Buyers - as defined in the first paragraph of this Agreement.

         Closing - as defined in Section 2.3.

         Closing Balance Sheet - the balance sheet of the Partnership as at December 31, 1997 prepared by Sellers in accordance with GAAP on a basis consistent with the Adjusted June 30 Balance sheet, audited by Coopers & Lybrand, the independent certified accountants of the Partnership.





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         Closing Date - the date and time as of which the Closing actually takes place.

         Consent - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         Contemplated Transactions - all of the transactions contemplated by this Agreement, including:

                 (a) the payment by the Partnership of all notes payable to banks and other long term debt on or before the Initial Closing Date;

                 (b) an Assignment of the Power Plant Lease to TXIC and a release of the Ssangyong Power Plant Lease Guaranty;

                 (c) the sale of the Partnership Interests by Sellers to Buyers;

                 (d) the execution, delivery, and performance of the Sellers' Releases;

                 (e)  the delivery of the Beazer Acknowledgment;

                 (f) the performance by Buyers, Sellers and the Guarantors of their respective covenants and obligations under this Agreement; and

                 (g) Buyers' acquisition and ownership of the Partnership Interests and exercise of control over the Acquired Companies.

         Contract - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         Damages - as defined in Section 10.2.

         Disclosure Letter - the disclosure letter delivered by Sellers to Buyers concurrently with the execution and delivery of this Agreement.

         Effective Time - as defined in Section 2.3.

         Encumbrance - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         Environment - soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and





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any other environmental medium or natural resource.

         Environmental, Health and Safety Liabilities - any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                 (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                 (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                 (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                 (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         The terms "removal", "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

         Environmental Law - any Legal Requirement that requires or relates to:

                 (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                 (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;





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                 (c)  reducing the quantities, preventing the release, or
         minimizing the hazardous characteristics of wastes that are generated;

                 (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                 (e)  protecting resources, species, or ecological amenities;

                 (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                 (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                 (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         ERISA - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         Facilities - any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

         GAAP - generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

         Governmental Authorization - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         Governmental Body - any:

                 (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                 (b) federal, state, local, municipal, foreign, or other government;





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                 (c)  governmental or quasi-governmental authority of any
         nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                 (d)  multi-national organization or body; or

                 (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         Hazardous Activity - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

         Hazardous Materials - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         Intellectual Property Assets - as defined in Section 3.22.

         IRC - the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         IRS - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         Knowledge - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                 (a) such individual is actually aware of such fact or other matter; or

                 (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.





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         A Person (other than an individual) will be deemed to have "Knowledge"
of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         Legal Requirement - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         Material Interest means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 25% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 25% of the outstanding equity securities or equity interests in a Person.

         Occupational Safety and Health Law - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         Order - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         Ordinary Course of Business - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                 (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                 (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         Organizational Documents - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general





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partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         Person - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         Plan - as defined in Section 3.13.

         Power Plant Lease - that certain Amended and Restated Lease dated July 31, 1991 by and between U.S. West Financial Services, Inc. ("U.S. West") and Beazer West, Inc. ("BWI") assigned on January 31, 1995 to SRV.

         Proceeding - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         Related Person - with respect to a specified Person:

                 (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                 (b) any Person that holds a Material Interest in such specified Person;

                 (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                 (d) any Person in which such specified Person holds a Material Interest;

                 (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

         Release - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         Representative - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.





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         Schedule and Exhibit.  "Schedule" and "Exhibit" shall mean the
Schedules and Exhibits to this Agreement, unless otherwise stated. The Schedules to this Agreement may be attached to this Agreement or may be set forth in a separate document denoted as the Schedules to this Agreement, or both. By reference in this Agreement to any such Schedules and Exhibits, they are incorporated herein for all relevant purposes. The listing or disclosure of a particular matter or thing on any Schedule or Exhibit shall be deemed to constitute the listing or disclosure of such matter or thing on all other Schedules or Exhibits.

         Scheduled Contract - the Contracts referred to in parts (a), (b), (c),
(d), (e) and (f) of Section 3.17 unless otherwise defined.

         Section 9.3 Termination Notice - the termination notice of Sellers referred to in Section 9.3.

         Securities Act - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         Sellers - as defined in the first paragraph of this Agreement.

         Sellers' Release - as defined in Section 2.4.

         Ssangyong Power Plant Lease Guaranty - the guaranty of Ssangyong as set forth in the Assignment and Release Agreement dated January 31, 1995 by and among Beazer West Cement Company, BWI, Hanson America Inc., Ssangyong, SRV and U.S. West.

         Subsidiary - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         Tax - any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real





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property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

         Tax Return - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         Threat of Release - a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         Threatened - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.  SALE AND TRANSFER OF PARTNERSHIP INTERESTS

         2.1     PARTNERSHIP INTERESTS

         Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Partnership Interests to Buyers, and Buyers will purchase the Partnership Interests from Sellers.

         2.2     PURCHASE PRICE

                 (a) Subject to the adjustments described in Section 2.2(b) below, in consideration of the sale of the Partnership Interests, Buyers shall pay to Sellers US$117,500,000.00 (the "Base Purchase Price").

                 (b) To the extent that the Partnership's total assets, excluding cash (the "Total Assets"), increase or decrease during the period from June 30, 1997 through December 31, 1997, calculated by the difference in such Total Assets as reflected on the Adjusted June 30 Balance Sheet and the Closing Balance Sheet, the Base Purchase Price shall be





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         increased or decreased accordingly, dollar for dollar.  To the extent that the Partnership's current liabilities, calculated by the difference in such current liabilities as reflected on the Adjusted June 30 Balance Sheet and the Closing Balance Sheet, increase or decrease during such period, the Base Purchase Price shall be decreased or increased accordingly, dollar for dollar. The Base Purchase Price as adjusted by the net of any such increases or decreases is herein referred to as the "Purchase Price".

                 (c) At the Closing, Buyers shall pay to the Sellers 95% of the parties' mutually agreed upon estimate of the Purchase Price plus an amount equal to 100% of the Partnership's cash balances as of December 31, 1997. Within sixty (60) days of the Closing, the Sellers, at their sole cost and expense will prepare the Closing Balance Sheet and shall present it to Buyers for review and approval, plus such of Sellers' work papers as demonstrate the nature of any adjustments prepared by Sellers and such other work papers and materials, (including an actuarial report prepared by Towers Perrin that reflects the Plan assets and projected liabilities as of the Effective Date) as Buyers shall reasonably request. Within five (5) days after the parties have agreed on the Closing Balance Sheet, Buyers will pay to the Sellers the remainder of the Purchase Price.

                 (d) In the event that the parties are unable to agree on the Closing Balance Sheet within thirty (30) days after Buyers' receipt thereof, Sellers and Buyers shall select a mutually agreeable independent U.S. certified public accounting firm to review the disputed items and such books and records of the Partnership as may be deemed necessary or advisable. The determination of such accounting firm as to the Closing Balance Sheet shall be binding upon the parties, and Buyers, on the one hand, and the Sellers, on the other hand, shall bear equally the fees and expenses of such accounting firm.

                 (e) All payments of the Purchase Price shall be made by wire transfer of immediately available funds to an account designated by the Sellers at least three (3) business days prior to Closing. Such payments shall be allocated in accordance with the allocations set forth on Schedule 2.2 (the "Allocation Schedule").





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         2.3     CLOSING

         The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Seller's counsel at 801 South Figueroa Street, Los Angeles, California, at 10:00 a.m. (local time) on the later of (i) January 15, 1998, or (ii) at such other time and place as the parties may agree. Subject to the provisions of Section 9.1(d), failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. Notwithstanding the foregoing provisions of this Section 2.3, for the purpose of passage of title, payment of salaries, wages, adjustments, determination of inventory and all other economic or financial effects of the consummation of the Contemplated Transactions, the closing shall be deemed to have taken place in respect to the Partnership Interests, the employees employed by Sellers at 5:00 p.m. Pacific Standard Time, on December 31, 1997 (the "Effective Time").

         2.4     CLOSING OBLIGATIONS
                 (a)  At the Closing:

                          (i)  Sellers will deliver to Buyers:

                                  (A) certificates representing the Partnership
                          Interests, duly executed;

                                  (B)  releases in the form of Exhibit
                          2.4(a)(i)(B) executed by Sellers (collectively, "Sellers' Releases");

                                  (C) a certificate executed by Sellers
                          representing and warranting to Buyers that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyers prior to the Closing Date in accordance with
                          Section 5.5); and

                                  (D) Sellers shall furnish to Buyers evidence,
                          in form and content satisfactory (in their sole discretion) to Buyers, that the bank notes of the





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                          Partnership and all other long term debt of the
                          Partnership, including any accrued interest thereof, has been fully paid and satisfied and that the Partnership has been fully released and discharged from any and all obligation under such bank notes and long term debt.

                          (ii)  Buyers will deliver to Sellers:

                                  (A) the portion of the Purchase Price as set forth in Section 2.2(c) above in accordance with Sellers' instructions;

                                  (B) a fully executed assignment of the Power Plant Lease;

                                  (C)  a fully executed release of the
                          Ssangyong Power Plant Lease Guaranty; and

                                  (D)  a certificate executed by Buyers to the
                          effect that, except as otherwise stated in such certificate, each of Buyers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

                 (b) Upon receipt of the remainder of the Purchase Price as set forth in Section 2.2(c), Sellers shall deliver to Buyers a standby letter of credit, substantially in the form of Exhibit 2, issued by or confirmed by a bank acceptable to Buyers (the "Letter of Credit").
         The Letter of Credit shall be in the amount of U.S.$1,200,000 and shall expire on the first anniversary of the issuance date.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to Buyers as follows:

         3.1  ORGANIZATION AND GOOD STANDING

                 (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or organization and other jurisdictions in which it is authorized to do business. Each Acquired Company is a corporation or partnership duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate or partnership power and authority to conduct its business as it is now being conducted, to





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         own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. SRV is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own its properties and carry on its business as currently conducted except where the failure to be so qualified would not have a materially adverse effect on such Acquired Company. RVC is a corporation duly organized and validly existing under the laws of the States of Delaware and California and has all requisite power and authority to own its property and carry on its business as currently conducted except where the failure to be so qualified would not have a materially adverse effect on such Acquired Company.

                 (b) Sellers have delivered to Buyers copies of the Organizational Documents of each Acquired Company and each Seller as currently in effect.

         3.2  AUTHORITY; NO CONFLICT

                 (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Sellers' Releases (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

                 (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):





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                          (i)  contravene, conflict with, or result in a
                 violation of (A) any provision of the Organizational Documents of the Acquired Companies or either Seller, or (B) any resolution adopted by the board of directors, the stockholders or partners of any Acquired Company or either Seller;

                          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or either Seller, or any of the assets owned or used by any Acquired Company, may be subject;

                          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

                          (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract except to the extent that such events, individually or in the aggregate, would not have a material adverse effect on the Acquired Companies taken as a whole; or

                          (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company, except for such Encumbrances as would not, individually or in the aggregate, have a material adverse effect on the Acquired Companies, taken as a whole.

         Except as set forth in Part 3.2 of the Disclosure Letter, no Seller or Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                 (c) Sections 3.2(c), 11.1, 11.2 and 12.5 of this Agreement constitute the legal, valid, and binding obligation of Ssangyong, enforceable against Ssangyong in accordance with its terms. Upon the execution and delivery by Sellers and Ssangyong of the Agreement, Sections 3.2(c), 11.1, 11.2 and 12.5 thereof will constitute the legal, valid, and binding obligations of Ssangyong, enforceable against Ssangyong in accordance with their terms. Ssangyong has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Ssangyong, or (B) any resolution adopted by the board of directors or the stockholders of Ssangyong;

                          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Ssangyong, or any of the assets owned or used by Ssangyong, may be subject; or

                          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company.

         Except as set forth in the Disclosure Letter, Ssangyong will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 CAPITALIZATION

         With the exception of the Partnership Interests (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities or Partnership Interest of any Acquired Company. All of the outstanding equity securities and Partnership Interests of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities or Partnership Interest of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

         3.4  FINANCIAL STATEMENTS

         Sellers have delivered to Buyers consolidated balance sheets of the Acquired Companies as at June 30, 1997 in each of the years 1995 through 1997, and the related consolidated statements of income, changes in partner's capital, and cash flow for each of the fiscal years then ended, together with the report thereon of Coopers & Lybrand, independent certified public accountants (the balance sheet for the period ended June 30, 1997 being herein referred to as the "Balance Sheet"). Such financial statements and notes fairly present the financial condition and the results of operations, changes in partnership capital, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Partnership.

         3.5  BOOKS AND RECORDS

         The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyers, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate records of all meetings held of, and corporate action taken by, the stockholders, partners, management committee, the Boards of Directors, and committees of the Boards of Directors and management committee of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or management committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

         3.6  TITLE TO PROPERTIES; ENCUMBRANCES

         Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company. Sellers have delivered or made available to Buyers copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Companies and relating to such real property or interests. The Acquired Companies own (with good and marketable title in the case of the real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the Facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Closing Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business). All material properties and assets reflected in the Closing Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) liens for current taxes not yet due and (b) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         3.7  CONDITION AND SUFFICIENCY OF ASSETS

         The buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         3.8  ACCOUNTS RECEIVABLE

         All accounts receivable of the Acquired Companies that are reflected on the Closing Balance Sheet or on the accounting records of the Acquired Companies as of the Effective Time (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Effective Time, the Accounts Receivable are or will be as of the Effective Time current and collectible net of the respective reserves shown on the Closing Balance Sheet or on the accounting records of the Acquired Companies as of the Effective Time (which reserves are adequate and, except as may be adjusted on the Adjusted June 30 Balance Sheet by mutual agreement of the parties, calculated consistent with past practice). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the Effective Date, which list sets forth the aging of such Accounts Receivable.

         3.9  INVENTORY

         All inventory of the Acquired Companies, whether or not reflected in the Closing Balance

Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Closing Balance Sheet or on the accounting records of the Acquired Companies as of the Effective Date, as the case may be. All inventories not written off have been priced at the lower of cost or market. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable in the present circumstances of the Acquired Companies.

         3.10   NO UNDISCLOSED LIABILITIES

         Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Closing Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the Effective Time.

         3.11  TAXES

                 (a) Since February 2, 1991, the Acquired Companies have filed or caused to be filed (on a timely basis) all Tax returns, reports and declarations that are or were required to be filed by or with respect to any of them. Sellers have delivered or made available to Buyers copies of federal and state income tax returns filed by the Acquired Companies since February 2, 1991. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Closing Balance Sheet. Neither SRV nor RVC have California sales tax permits.

                 (b) The United States federal and state income tax returns of each Acquired Company have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through June 30, 1994 (for federal income tax returns) and June 30, 1993 (for state income tax returns). Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such federal and state income tax returns since February 2, 1991, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in
         Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments by the IRS to the United States federal income tax returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since February 2, 1991, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter since February 2, 1991, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of federal or state income taxes of any Acquired Company or for which any Acquired Company may be liable.

                 (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. Since February 2, 1991, no Acquired Company has received any written notice of any proposed tax assessment against any Acquired Company that will not have been resolved as of the Closing, except as disclosed in the Closing Balance Sheet or in Part 3.11 of the Disclosure Letter. Since February 2, 1991, no consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required to withhold or collect with respect to any employee, independent contractor or other third party have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                 (d) All Tax Returns filed by any Acquired Company are, to the Sellers' Knowledge, true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

         3.12  NO MATERIAL ADVERSE CHANGE

         Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or financial condition of any Acquired Company, and no event has occurred or circumstance exists that is likely to result in such a material adverse change.

         3.13  EMPLOYEE BENEFITS

                 (a) As used in this Section 3.13, the following terms have the meanings set forth below.

         "COMPANY AND OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

         "COMPANY PLAN" means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

         "COMPANY VEBA" means a VEBA whose members include employees of any Acquired Company or any ERISA Affiliate of an Acquired Company.

         "ERISA AFFILIATE" means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC Section 414.

         "MULTI-EMPLOYER PLAN" has the meaning given in ERISA Section
3(37)(A).

         "OTHER BENEFIT OBLIGATIONS" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Section 132.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PENSION PLAN" has the meaning given in ERISA Section  3(2)(A).

         "PLAN" has the meaning given in ERISA Section  3(3).

         "PLAN SPONSOR" has the meaning given in ERISA Section  3(16)(B).

         "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

         "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

         "VEBA" means a voluntary employees' beneficiary association under IRC
Section  501(c)(9).

         "WELFARE PLAN" has the meaning given in ERISA Section  3(1).

                 (b) (i) Part 3.13(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans,
                 (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

                          (ii) Part 3.13(ii) of the Disclosure Letter contains
                 a complete and accurate list of (A) all ERISA Affiliates of each Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

                          (iii) Part 3.13(iii) of the Disclosure Letter sets
                 forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Acquired Companies and the Acquired Companies' other ERISA Affiliates, calculated according to information made available pursuant to ERISA Section 4221(e).

                          (iv) Part 3.13(iv) of the Disclosure Letter sets
                 forth a calculation of the liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Acquired Company is required by this Statement to disclose such information.

                          (v) Part 3.13(v) of the Disclosure Letter sets forth
                 the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

                 (c) Sellers have delivered to Buyers, or will deliver to Buyers within ten (10) days of the date of this Agreement:

                          (i) all documents that set forth the terms of each
                 Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Sellers or the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

                          (ii) all personnel, payroll, and employment manuals and policies;

                          (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA Affiliates of the Acquired Companies, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                          (iv) a written description of any Company Plan or
                 Company Other Benefit Obligation that is not otherwise in writing;

                          (v) all registration statements filed with respect
                 to any Company Plan;

                          (vi) all insurance policies purchased by or to
                 provide benefits under any Company Plan;

                          (vii) all contracts with third party administrators,
                 actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                          (viii) all reports submitted within the two years
                 preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                           (ix) the Form 5500 filed in each of the most recent
                 three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

                          (x) all notices that were given by any Acquired
                 Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

                          (xi) all notices that were given by the IRS, the
                 PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company, or any Company Plan within the four years preceding the date of this Agreement;

                          (xii) with respect to Qualified Plans and VEBAs, the
                 most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan; and

                          (xiii) with respect to Title IV Plans, the Form
                 PBGC-1 filed for each of the three most recent plan years.

                 (d) Except as set forth in Part 3.13(d)(iii) of the Disclosure
         Letter:

                          (i) With respect to the Company Plans, Company Other
                 Benefit Obligations, and Company VEBAs, all required contributions that are due have been made. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

                          (ii) No statement, either written or oral, has been
                 made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyers.

                          (iii) The Acquired Companies, with respect to all
                 Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in compliance in all material respects with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

                                  (A) No transaction prohibited by ERISA
                          Section 406 and no "prohibited transaction" under IRC Section 4975(c) have occurred with respect to any Company Plan for which there is any material liability or civil penalty assessed pursuant to ERISA
                          Section  502(i) or taxes imposed by IRC Section
                          4975.

                                  (B) No Seller or Acquired Company has any
                          material liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                                  (C) No Seller or Acquired Company has any
                          material liability to the PBGC with respect to any Plan or has any material liability under ERISA
                          Section  502 or Section  4071.

                                  (D) All filings required by ERISA and the IRC
                          as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                                  (E) All contributions and payments made or
                          accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC Section 162 or Section 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

                          (iv) Except as otherwise provided in part 3.13(d)(iv)
                 of the Disclosure Letter, each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

                          (v) Since June 30, 1997, there has been no
                 establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

                          (vi) No event has occurred or circumstance exists
                 that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                          (vii) Other than claims for benefits submitted by
                 participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to Sellers' Knowledge, is Threatened.

                           (viii) Each Qualified Plan of each Acquired Company
                 is qualified in form and operation under IRC Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a). Each Company VEBA is exempt from federal income tax. To Seller's Knowledge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                          (ix) Each Acquired Company and each ERISA Affiliate
                 of an Acquired Company has met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and IRC Section 402.

                          (x) The Acquired Companies have paid all amounts due
                 to the PBGC pursuant to ERISA Section 4007.

                          (xi) No Acquired Company or any ERISA Affiliate of an
                 Acquired Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject to any entity or Sellers to liability under ERISA
                 Section 4062(e), Section 4063, or Section 4064.

                          (xii) No Acquired Company or any ERISA Affiliate of
                 an Acquired Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA
                 Section 4042 for the
                 termination of, or the appointment of a trustee to administer, any Company Plan.

                          (xiii) No amendment has been made, or is reasonably
                 expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or IRC Section 401(a)(29).

                          (xiv) No accumulated funding deficiency, whether or
                 not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

                          (xv) The actuarial report for each defined benefit
                 Pension Plan of each Acquired Company and each ERISA Affiliate of each Acquired Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

                          (xvi) Since the last valuation date for each defined
                 benefit Pension Plan of each Acquired Company and each ERISA Affiliate of an Acquired Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section
                 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

                          (xvii) No reportable event (as defined in ERISA
                 Section 4043 and in regulations issued thereunder) has occurred.

                          (xviii) No Seller or Acquired Company has Knowledge
                 of any facts or circumstances that may give rise to any material liability of any Seller, any Acquired Company, or Buyers to the PBGC under Title IV of ERISA.

                          (xix) No Acquired Company or any ERISA Affiliate of
                 an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

                          (xx) No Acquired Company or any ERISA Affiliate of an
                 Acquired Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. To Seller's Knowledge, no event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either any Acquired Company or Buyers to a Multi-Employer Plan.

                          (xxi) No Acquired Company or any ERISA Affiliate of
                 an Acquired Company has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

                          (xxii) To Sellers' Knowledge, no Multi-Employer Plan
                 to which any Acquired Company or any ERISA Affiliate of an Acquired Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

                           (xxiii) Sellers and all Acquired Companies have
                 complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B.

                          (xxiv) No payment that is owed or may become due to
                 any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC Section 280G or Section 4999; nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                          (xxv) The consummation of the Contemplated
                 Transactions will not result in the payment, vesting, or acceleration of any benefit.

         3.14  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

               (a) Except as set forth in Part 3.14 of the Disclosure Letter, to Sellers' Knowledge:

                          (i) each Acquired Company is, and at all times since
                 June 30, 1997 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except for such failures to comply with Legal Requirements which would not, individually or in the aggregate, have a material adverse effect on any Acquired Company;

                          (ii) no event has occurred or circumstance exists
                 that (with or without notice or lapse of time) (A) will constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement except for such failures to comply with Legal Requirements which would not, individually, or in the aggregate, have a material adverse effect on any Acquired Company, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature; and

                          (iii) no Acquired Company has received, at any time
                 since June 30, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                 (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part
         3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter, to Sellers'
         Knowledge:

                      (i) each Acquired Company is, and at all times since June 30, 1997 has been, in substantial compliance with all of the terms and requirements of each

                 Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

                          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
                 Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in
                 Part 3.14 of the Disclosure Letter;

                          (iii) no Acquired Company has received, at any time since June 30, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                          (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

         3.15  LEGAL PROCEEDINGS; ORDERS

                 (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

                          (i) that has been commenced by or against any Acquired Company or that otherwise relates to or may have a material effect on the business of, or any of the assets owned or used by, any Acquired Company; or

                          (ii) that challenges, or that would, if successful,
                 prevent, delay, make illegal, or otherwise interfere with, any of the Contemplated Transactions.

         To the Knowledge of Sellers and the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyers or shall have made available to Buyers on Buyers' request copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter.

                 (b) Except as set forth in Parts 3.14, 3.15 and 3.19 of the Disclosure Letter:

                          (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

                          (ii) neither Seller is subject to any Order that
                 relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                          (iii) to the Knowledge of Sellers and the Acquired Companies, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

                 (c) Except as set forth in Parts 3.14, 3.15 and 3.19 of the Disclosure Letter:

                          (i) each Acquired Company is, and at all times since June 30, 1997 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                          (ii) no event has occurred or circumstance exists
                 that may constitute or
                 result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

                          (iii) no Acquired Company has received, at any time since June 30, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

         3.16  ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

                 (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                 (b) amendment to the Organizational Documents of any Acquired Company;

                 (c) increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director or officer;

                 (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

                 (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

                 (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $100,000.00;

                 (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                 (h) cancellation or waiver of any claims or rights with an aggregate value to any Acquired Company in excess of $100,000.00;

                 (i) material change in the accounting methods used by any Acquired Company; or

                 (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

         3.17  CONTRACTS; NO DEFAULTS

                 (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyers true and complete copies, of:

                          (i) each Applicable Contract that involves
                 performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $100,000.00;

                          (ii) each Applicable Contract that involves
                 performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $100,000.00;

                          (iii) each Applicable Contract that was not entered
                 into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $100,000.00;

                          (iv) each lease, rental or occupancy agreement,
                 license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000.00 and with terms of less than one year);

                          (v) each licensing agreement or other Applicable
                 Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                          (vi) each collective bargaining agreement and other
                 Applicable Contract to or with any labor union or other employee representative of a group of employees;

                          (vii) each joint venture, partnership, and other
                 Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                          (viii) each Applicable Contract containing covenants
                 that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

                          (ix) each Applicable Contract providing for payments
                 to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                          (x) each power of attorney that is currently
                 effective and outstanding;

                          (xi) each Applicable Contract entered into other than
                 in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

                           (xii) each Applicable Contract for capital
                 expenditures in excess of $100,000.00;

                          (xiii) each written warranty, guaranty, and or other
                 similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

                          (xiv) each amendment, supplement, and modification
                 (whether oral or written) in respect of any of the foregoing.

         Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning Scheduled Contracts, including the parties to the Scheduled Contracts, the amount of the remaining commitment of the Acquired Companies under the Scheduled Contracts, and the Acquired Companies' office where details relating to the Scheduled Contracts are located.

         (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

                  (i) neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

                  (ii) to the Knowledge of Sellers and the Acquired Companies, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) Except as set forth in Part 3.17(c) of the Disclosure
         Letter, each Scheduled Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                 (d) Except as set forth in Part 3.17(d) of the Disclosure
         Letter:

                          (i) each Acquired Company is, and at all times since
                 June 30, 1997 has been, in full compliance with all applicable terms and requirements of each Scheduled Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

                          (ii) to the Knowledge of Sellers, each other Person
                 that has or had any obligation or liability under any Scheduled Contract under which an Acquired Company has or had any rights is, and at all times since June 30, 1997 has been, in full compliance with all applicable terms and requirements of such Scheduled Contract;

                          (iii) to the Knowledge of Sellers, no event has
                 occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Scheduled Contract; and

                          (iv) no Acquired Company has given to or received
                 from any other Person, at any time since June 30, 1997, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Scheduled Contract.

                 (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Scheduled Contracts with any Person and to the Knowledge of Sellers and the Acquired Companies, no such Person has made written demand for such renegotiation.

                 (f) The Scheduled Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.18  INSURANCE

                 (a) Sellers have delivered to Buyers:

                          (i) true and complete copies of all policies of
                 insurance to which any Acquired Company is a party or under which any Acquired Company, or any director or management committee member of any Acquired Company, is or has been covered at any time within the four (4) years preceding the date of this Agreement;

                          (ii) true and complete copies of all pending
                 applications for policies of insurance; and

                          (iii) any statement during the past four years by the
                 auditor of any Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                 (b) Part 3.18(b) of the Disclosure Letter describes:

                          (i) any self-insurance arrangement by or affecting
                 any Acquired Company, including any reserves established thereunder;

                          (ii) any contract or arrangement, other than a policy
                 of insurance, for the transfer or sharing of any risk by any Acquired Company; and

                          (iii) all obligations of the Acquired Companies to
                 third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                 (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

                          (i) a summary of the loss experience under each
                 policy;

                          (ii) a statement describing each claim under an
                 insurance policy for an amount in excess of $500,000.00, which sets forth:

                                  (A) the name of the claimant;

                                  (B) a description of the policy by insurer,
                          type of insurance, and period of coverage; and

                                  (C) the amount and a brief description of the
                          claim; and

                          (iii) a statement describing the loss experience for
                 all claims that were self-insured, including the number and aggregate cost of such claims.

                 (d) Except as set forth on Part 3.18(d) of the Disclosure
         Letter:

                          (i) All policies to which any Acquired Company is a
                 party or that provide coverage to either Seller, any Acquired Company, or any director, member of management committee or officer of an Acquired Company:

                                  (A) are valid, outstanding, and enforceable;

                                  (B) taken together, provide insurance
                          coverage which are customary for the assets and the operations of the Acquired Companies for all risks normally insured against by a Person carrying on the same business or businesses as the Acquired Companies for all risks to which the Acquired Companies are normally exposed;

                                  (C) are sufficient for compliance with all
                          Legal Requirements and Applicable Contracts to which any Acquired Company is a party or by which any of them is bound;

                                  (D) will continue in full force and effect
                          following the consummation of the Contemplated Transactions; and

                                  (E) do not provide for any retrospective
                          premium adjustment or other experienced-based liability on the part of any Acquired Company.

                          (ii) No Seller or Acquired Company has received (A)
                 any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                          (iii) The Acquired Companies have paid all premiums
                 due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director or member of management committee thereof.

                          (iv) The Acquired Companies have given notice to the
                 insurer of all claims that may be insured thereby.

         3.19  ENVIRONMENTAL MATTERS

         Except as set forth in part 3.19 of the disclosure letter:

                 (a) To Sellers' Knowledge, each Acquired Company is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or liable under, any Environmental Law. No Seller or Acquired Company has received any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or
         (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                 (b) To the Knowledge of Sellers and the Acquired Companies, there are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest.

                 (c) No Seller or Acquired Company has Knowledge of any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                 (d) To Sellers' Knowledge, no Seller or Acquired Company has any Environmental, Health, and Safety Liabilities with respect to the Facilities or to the Knowledge of Sellers and the Acquired Companies, with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                 (e) To Sellers' Knowledge, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon except in substantial compliance with Applicable Environmental Laws. Neither Seller nor any Acquired Company, or to the Knowledge of Sellers and the Acquired Companies, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest except in substantial compliance with all applicable Environmental Laws.

                 (f) To Seller's Knowledge, there has been no Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Sellers or any Acquired Company.

                 (g) Sellers have delivered to Buyers true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

         3.20  EMPLOYEES

                 (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since June 30, 1997; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                 (b) No employee of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that materially adversely affects or will affect (i) the performance of his/her duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights

         Agreement with Sellers or the Acquired Companies by any such employee. Except as Buyers have been advised in writing, the Sellers are not aware of any officer or other key employee of any Acquired Company who intends to terminate his/her employment with such Acquired Company.

                 (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list as of December 31, 1997 of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.21  LABOR RELATIONS; COMPLIANCE

         Since June 30, 1997, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) or any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises. To Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.22  INTELLECTUAL PROPERTY

                 (a) Intellectual Property Assets - The term "Intellectual Property Assets" includes:

                          (i) the name Riverside Cement Company, all fictional
                 business names, trading names, registered and unregistered trademarks, service marks, and applications pending as of the Closing Date (collectively, "Marks");

                          (ii) all patents and all patent applications pending
                 as of the Closing Date (collectively, "Patents");

                          (iii) all Federally registered copyrights in both
                 published works and unpublished works (collectively, "Copyrights");

                          (iv) all know-how, trade secrets, confidential
                 information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; owned, used, or licensed by any Acquired Company as licensee or licensor and treated by any Acquired Company as a trade secret as that term is defined under the Uniform Trade Secret Act (collectively, "Trade Secrets").

                 (b) Agreements - Part 3.22(b) of the Disclosure Letter contains a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000.00 under which an Acquired Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such Contracts.

                 (c) Know-How Necessary for the Business

                          (i) The Intellectual Property Assets are all those
                 necessary for the operation of the Acquired Companies' businesses as they are currently conducted. Subject to the list of Contracts in Part 3.22(b) of the Disclosure Letter, one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                          (ii) Except as set forth in Part 3.22(c) of the
                 Disclosure Letter, all former and current employees of each Acquired Company who are involved on a daily basis in the design or development of Intellectual Property Assets ("IP Employee") have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. No IP Employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

                 (d)  Patents

                          (i) Part 3.22(d) of the Disclosure Letter contains a
                 complete and accurate list of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

                          (ii) All of the issued Patents are currently in
                 compliance with formal legal requirements (including payment of filing, examination, and maintenance fees), to Sellers' Knowledge, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                          (iii) No Patent has been or is now involved in any
                 interference or reissue, proceeding and, to Sellers' Knowledge, any reexamination or opposition proceeding. To Sellers' Knowledge, there is no potentially interfering patent or patent application of any third party.

                          (iv) To Sellers' Knowledge, no Patent is infringed or
                 has been challenged or threatened in any way. To Sellers' Knowledge, none of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                 (e) Trademarks

                          (i) Part 3.22(e) of the Disclosure Letter contains a
                 complete and accurate list of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                          (ii) All Marks that have been registered with the
                 United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are, to Sellers' Knowledge, valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                          (iii) No Mark has been or is now involved in any
                 opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

                          (iv) To Sellers' Knowledge, no Mark is infringed or has been challenged or threatened in any way. To Sellers' Knowledge, none of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                 (f) Copyrights

                          (i) Part 3.22(f) of the Disclosure Letter contains a
                 complete and accurate list of all Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                          (ii) All the Copyrights have been registered and are
                 currently in compliance with formal legal requirements, are, to Seller's Knowledge, valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

                          (iii) To Seller's Knowledge, no Copyright is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. To Seller's Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                 (g) Trade Secrets

                          (i) With respect to each Trade Secret, the
                 documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to reasonably identify and explain it and to allow its full and proper use.

                          (ii) Sellers and the Acquired Companies have taken
                 all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                          (iii) One or more of the Acquired Companies has good
                 title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. To Seller's Knowledge, the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         3.23  CERTAIN PAYMENTS

         Since February 2, 1991, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or to Sellers' Knowledge any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

         3.24  DISCLOSURE

                 (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                 (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                 (c) There is no fact known to either Seller that has specific application to either Seller or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

         3.25  RELATIONSHIPS WITH RELATED PERSONS

         No Seller or any Related Person of Sellers or of any Acquired Company has, or since the first day of the next to last completed fiscal year of the Acquired Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. No Seller or any Related Person of Sellers or of any Acquired Company is, or since the first day of the next to last completed fiscal year of the Acquired Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in
Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

         3.26  BROKERS OR FINDERS

         Except as Buyers have been advised in writing, Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.  REPRESENTATIONS AND WARRANTIES OF BUYERS

         Buyers represent and warrant to Sellers as follows:

         4.1 ORGANIZATION AND GOOD STANDING

         Buyers are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2  AUTHORITY; NO CONFLICT

                 (a) This Agreement constitutes the legal, valid, and binding obligation of each Buyer, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Buyers, the Buyers' Closing Documents will constitute the legal, valid, and binding obligations of Buyers, enforceable against each Buyer in accordance with its terms. Buyers have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyers' Closing Document and to perform its obligations under this Agreement and the Buyers' Closing Documents.

                 (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyers nor the consummation or performance of any of the Contemplated Transactions by Buyers will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                          (i) any provision of Buyers' Organizational
                 Documents;

                          (ii) any resolution adopted by the board of directors
                 or the stockholders of Buyers;

                          (iii) any Legal Requirement or Order to which Buyers
                 may be subject; or

                          (iv) any Contract to which Buyers are a party or by
                 which Buyers may be bound.

                 Except as set forth in Schedule 4.2, Buyers are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this

         Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3  INVESTMENT INTENT

         Buyers are acquiring the Shares for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.4  CERTAIN PROCEEDINGS

         There is no pending Proceeding that has been commenced against either Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyers' Knowledge, no such Proceeding has been Threatened.

         4.5  BROKERS OR FINDERS

         Except as Sellers have been advised in writing, Buyers and their officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyers as a result of the action of Buyers or their officers or agents.

5.  COVENANTS OF SELLERS PRIOR TO CLOSING DATE

         5.1  ACCESS AND INVESTIGATION

         Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford Buyers and their Representatives and prospective lenders and their Representatives (collectively, "Buyers' Advisors") reasonable access to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyers and Buyers' Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyers may reasonably request, and (c) furnish Buyers and Buyers' Advisors with such additional financial, operating, and other data and information as Buyers may reasonably request.

         5.2  OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

         Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to:

                 (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

                 (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

                 (c) confer with Buyers concerning operational matters of a material nature; and

                 (d) otherwise report periodically to Buyers concerning the status of the business, operations, and finances of such Acquired Company.

         5.3  NEGATIVE COVENANT

         Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause each Acquired Company not to, without the prior consent of Buyers, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.16 is likely to occur.

         5.4  REQUIRED APPROVALS

         As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Buyers with respect to all filings that Buyers elect to make or are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyers in obtaining all consents identified in Schedule 4.2 and not yet obtained.

         5.5  NOTIFICATION

         Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyers in writing if such Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a material Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyers a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyers of the occurrence of any material Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

         5.6  PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

         Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to an Acquired Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing.

         5.7  NO NEGOTIATION

         Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyers) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

         5.8  BEST EFFORTS

         Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.  COVENANTS OF BUYERS PRIOR TO CLOSING DATE

         6.1  APPROVALS OF GOVERNMENTAL BODIES

         As promptly as practicable after the date of this Agreement, Buyers will, and will cause each of their Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyers will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyers to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         6.2  POWER PLANT LEASE

         As promptly as practicable after the date of this Agreement, Buyers will use their Best Efforts to obtain the consent of U.S. West to the assignment of the Power Plant Lease to TXIC and to obtain a release of Ssangyong from the Ssangyong Power Plant Lease Guaranty.

         6.3  BEST EFFORTS

         Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyers' obligation to purchase the Partnership Interests and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

         7.1  ACCURACY OF REPRESENTATIONS

                 (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

                 (b) Each of Sellers representations and warranties in Sections 3.1, 3.2(b)(iv), 3.2(b)(v), 3.12, 3.13(d)(iii), 3.13(d)(xviii),
         3.14(a), 3.15(a), 3.19(a), 3.19(d), 3.19(e),

         3.20(b), 3.22(d)(ii), 3.22(d)(iii), 3.22(d)(iv), 3.22(e)(ii),
         3.22(e)(iii), 3.22(g)(iii) and 5.5 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

         7.2  SELLERS' PERFORMANCE

                 (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                 (b)  Each document required to be delivered pursuant to
         Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

         7.3  CONSENTS

         Each of the Consents identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect. Without limiting the generality of the foregoing, Sellers shall have obtained the approval of the Cho Hung Bank to the Contemplated Transactions.

         7.4   DELIVERY OF CERTIFICATES

         Sellers shall have delivered to Buyers a certificate or certificates certifying as to the satisfaction of the conditions set forth in this Section 7.

         7.5  NO PROCEEDINGS

         Since the date of this Agreement, there must not have been commenced or Threatened against Buyers, or against any Person affiliated with Buyers, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.6 NO CLAIM REGARDING SHARE OR PARTNERSHIP INTERESTS OWNERSHIP OR SALE PROCEEDS

         There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock or partnership interests of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Partnership Interests.

         7.7   NO PROHIBITION

         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyers or any Person affiliated with Buyers to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.  CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE

         Sellers' obligation to sell the Partnership Interests and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         8.1  ACCURACY OF REPRESENTATIONS

         All of Buyers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2  BUYERS' PERFORMANCE

                 (a) All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                 (b) Buyers must have delivered each of the documents required to be delivered by Buyers pursuant to Section 2.4 and must have made the cash payments required to be made by Buyers pursuant to Sections 2.4(b)(i) and 2.4(b)(ii).

         8.3  CONSENTS

         Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect, including, without limitation, the consent of U.S. West to the assignment to TXIC of the Power Plant Lease and the release by U.S. West of Ssangyong from the Ssangyong Power Plant Lease Guaranty.

         8.4  ADDITIONAL DOCUMENTS

         Buyers shall have delivered to Sellers a certificate or certificates certifying as to the satisfaction of the conditions set forth in this Section 8.

         8.5  NO INJUNCTION

         There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Partnership Interests by Sellers to Buyers, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9. TERMINATION

         9.1 TERMINATION EVENTS

         This Agreement may, by notice given prior to or at the Closing, be terminated:

                 (a) by either Buyers or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                 (b) (i) by Buyers if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyers to comply with their obligations under this Agreement) and Buyers have not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

                 (c) by mutual consent of Buyers and Sellers; or

                 (d) by either Buyers or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 1998, or such later date as the parties may agree upon.

         9.2  EFFECT OF TERMINATION

         Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         9.3  SUBSEQUENT DELIVERY OF DISCLOSURE LETTER

         This Agreement contemplates that the Disclosure Letter will be delivered by Sellers to Buyers concurrently with the execution and delivery of this Agreement, which Disclosure Letter or portions thereof and/or Appendices thereto have not in fact been so delivered. Accordingly, notwithstanding any provision of this Agreement to the contrary, Buyers, Sellers and Ssangyong agree as follows:

         Sellers shall deliver to Buyers the Disclosure Letter or the undelivered portion thereof or Appendices thereto, as the case may be, as soon as practicable after the execution and delivery of this Agreement but not later than the end of the business day (Central Standard Time) on January 9, 1998. All such material, when delivered, shall be deemed to have been delivered as of the effective date of this Agreement and shall have the same force and effect as if delivered upon execution and delivery of this Agreement. Buyers shall have until the end of the business day (Pacific Standard Time), January 14, 1998, to give Sellers written notice if, on the basis of any information contained in such materials, they have decided they wish to terminate this Agreement ("Section 9.3 Termination Notice"). The 9.3 Termination Notice will be (a) delivered by hand or (b) sent by telecopier (with written confirmation of receipt) in each case to appropriate addresses and telecopier numbers set forth in Section 12.4. Sellers shall have ten (10) business days after the receipt of such Section 9.3 Termination Notice to amend, as





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appropriate, and to review with Buyers such information and if Buyers do not withdraw such Section 9.3 Termination Notice within such ten (10) day period, then all further obligations of Buyers and Sellers under this Agreement shall terminate without further liability of one party to the other. If a Section
9.3 Termination Notice is subsequently withdrawn, then the parties shall consummate the sale of the Partnership Interests as soon as practicable after such withdrawal.

10.  INDEMNIFICATION; REMEDIES

         10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

         All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing for the period set forth in Section 10.5 below. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

         Except for matters for which Buyers are indemnified under the provisions of Section 10.3, Sellers, jointly and severally, will indemnify and hold harmless Buyers, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:





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
                 (a) any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

                 (b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Effective Time, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;

                 (c) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

                 (d) any product shipped or manufactured by, or any services provided by, any Acquired Company from February 2, 1991 through the Effective Date; or

                  (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

                 The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyers or the other Indemnified Persons.

         10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS; ENVIRONMENTAL MATTERS

         Sellers, jointly and severally, will indemnify and hold harmless Buyers, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyers, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

                 (a) any Environmental, Health, and Safety Liabilities to the extent they arise out of or relate to: (i) (A) the ownership, operation, or condition at any time from February 2, 1991 through the Effective Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or any Acquired Company has or had an interest, or
         (B) any Hazardous Materials or





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
         other contaminants that were present on the Facilities or such other properties and assets at any time from February 2, 1991 through the Effective Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time from February 2, 1991 through the Effective Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or any Acquired Company from February 2, 1991 through the Effective Date; or

                 (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies from February 2, 1991 through the Effective Date, or from Hazardous Material that was (i) present or suspected to be present from February 2, 1991 through the Effective Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities from February 2, 1991 through the Effective Date) or (ii) Released or allegedly Released by Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time from February 2, 1991 through the Effective Date.

                 So long as Sellers have agreed to accept any indemnity obligation arising pursuant to this Section 10.3 promptly upon Buyers' timely tender thereof, Sellers shall be entitled to control any Cleanup, any related Proceeding and other Proceeding with respect to which indemnity may be sought under this Section 10.3.
         Notwithstanding the foregoing, Sellers shall provide Buyer with a copy of, and opportunity to review and consent to, any





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         work plan for investigation, remedial action or other response action required or otherwise intended to address Cleanup. The procedures described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

         10.4  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYERS

         Buyers will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyers in this Agreement or in any certificate delivered by Buyers pursuant to this Agreement, (b) any Breach by Buyers of any covenant or obligation of Buyers in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyers (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, or (d) the operation of the Acquired Companies after the Closing Date.

         10.5  TIME LIMITATIONS

         If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before two (2) years from the Closing Date Buyers notify Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyers; a claim with respect to Section 3.3, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time; a claim with respect to Section 3.11 or
3.13 may be made on or before four (4) years from the Closing Date; a claim with respect to Section 3.19 may be made on or before five (5) years from the Closing Date. If the Closing occurs, Buyers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Effective Time, unless on or before two (2) years from the Closing Date Sellers notify Buyers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.





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
         10.6  LIMITATIONS ON AMOUNT - SELLERS

         Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Effective Time, clause (c) of Section 10.2 until the total of all Damages with respect to such matters exceeds $250,000.00, and then only for the amount by which such Damages exceed $250,000.00, Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (d) of Section 10.2 until the total of all Damages with respect to such matters exceeds $250,000.00, and then only for the amount by which such Damages exceed $250,000.00. However, this Section 10.6 will not apply to any Breach of any of Sellers' representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.

         10.7  LIMITATIONS ON AMOUNT - BUYERS

         Buyers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.4 until the total of all Damages with respect to such matters exceeds $250,000.00, and then only for the amount by which such Damages exceed $250,000.00. However, this
Section 10.7 will not apply to any Breach of any of Buyers' representations and warranties of which Buyers had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyers of any covenant or obligation, and Buyers will be liable for all Damages with respect to such Breaches.

         10.8  LETTER OF CREDIT

         In the event there arises a Breach by Sellers under the provisions of the Agreement giving rise to a claim, Buyers will give Sellers notice thereof, specifying in reasonable detail the basis for and amount of such claims. If such claims are not satisfied within fifteen (15) days of Sellers' receipt of such notice, Buyers shall be entitled to draw upon the letter of credit presented to Buyers pursuant to Section 2.4(b) hereof, in the amount of such claim. The failure of Buyers to draw under the letter of credit will not constitute an election of remedies or limit Buyers in any manner in the enforcement of any other remedies that might be available to them.





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
         10.9  PROCEDURE FOR INDEMNIFICATION; THIRD PARTY CLAIMS

                 (a) Promptly after receipt by an indemnified party under
         Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                 (b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
         Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise





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         or settlement of such claims  may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                 (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                 (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         10.10  PROCEDURE FOR INDEMNIFICATION; OTHER CLAIMS

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.





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11.  CERTAIN COVENANTS

         11.1  COVENANT NOT TO COMPETE OR SOLICIT

                 (a) The Sellers and Ssangyong hereby agree that for a period of five (5) years following the Closing, neither they nor any Related Person shall, within the States of California, Nevada, Utah or Arizona, directly or indirectly, engage in the importation, exportation, manufacture or marketing of "gray cement" or any component thereof and that for the period specified above, neither they nor any Related Person shall, within the States of California, Arizona, Nevada, Utah, New Mexico, Oregon, Washington and Hawaii, directly or indirectly, engage in the importation, exportation, manufacture or marketing of "white cement" or any component thereof.

                 The parties intend that the covenant contained in the previous paragraph shall be construed as a series of separate, identical covenants, one for each of the separate States listed above. If in any proceeding of any court or other judicial or administrative body shall refuse to enforce any of the separate covenants deemed included in the preceding paragraph, each such unenforceable covenant shall be eliminated from these provisions for the purpose of these proceedings only to the extent necessary to permit the remaining separate covenants to be enforced to the fullest extent possible.

                 (b) Sellers and Ssangyong specifically recognize, acknowledge and agree that any breach of any of the covenants contained in paragraph (a) of this Section 11.1 would cause irreparable injury to the Partnership which could not be adequately compensable in monetary damages and that the remedy at law for any such breach will be entirely insufficient and inadequate to protect the Partnership's legitimate interests. Therefore, the Sellers and Ssangyong specifically recognize, acknowledge and agree that the Partnership shall at any and all times be and remain fully entitled to seek and obtain, without the posting of any bond or other security, immediate temporary, preliminary and permanent injunctive relief, damages and/or other remedies available to the Partnership at law, in equity and/or otherwise.

                 11.2  SSANGYONG GUARANTY

                 (a) By its execution of this Agreement, Ssangyong hereby irrevocably and unconditionally guarantees to Buyers the due and punctual performance and satisfaction





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
         by Sellers of each and every covenant, agreement, representation and warranty set forth in this Agreement, or any Schedule, Exhibit or other document, certificate or paper ancillary hereto (the "SsangyongGuaranteed Obligations"). This guaranty is an absolute , present and continuing guaranty and is in no way conditioned upon any attempt to first proceed against Sellers for Breach or violation of any such covenant, agreement, representation and warranty.

                 (b) The obligations of Ssangyong under this guaranty shall to the fullest extent by law be primary, absolute, irrevocable and unconditional, irrespective of the validity, regularity or enforceability of any of such covenants, agreements, representations and warranties of this Agreement and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not Ssangyong shall have any knowledge or notice thereof), including, without limitation, (i) any amendment, modification of or supplement to the Agreement or any other instrument referred to therein or any assignment or transfer of any thereof or any interest therein; (ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect to the Agreement or any instrument referred to therein; (iii) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to any Seller or its property; (iv) any merger, amalgamation or consolidation of any Seller or of Ssangyong into or with any other corporation or entity or any sale, lease or transfer of any or all of the assets of any Seller or of Ssangyong to any Person; (v) any failure on the part of Ssangyong and the Sellers for any reason to comply with or perform any of the terms of any agreement between and/or among them; or (vi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Seller. Ssangyong covenants that its obligations hereunder will not be discharged except by payment or performance in full of the Ssangyong Guaranteed Obligations.

                 (c) Not in any way in limitation of the provisions of paragraphs (a) or (b) above, Ssangyong hereby unconditionally and irrevocably assumes with respect to the Buyers, the responsibilities and obligations of an "indemnifying party" under Section 10 of the Agreement.





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
                 (d) Ssangyong unconditionally waives to the fullest extent permitted by law (i) notice of any action taken or omitted in reliance by any Buyer on this guaranty and of any breach or default by any Seller under the Agreement, (ii) all notices which may be required by any Legal Requirement or otherwise to preserve any of the rights of each Buyer against Sellers or Ssangyong; (iii) any requirement of diligence on the part of any Buyer and (iv) any other act or omission or thing or delay to do any other act or thing which might in any manner or to any extent vary the risk of Ssangyong or which might otherwise operate as a discharge of Ssangyong.

                 11.3  TXI GUARANTY

                 (a) By its execution of this Agreement, TXI hereby irrevocably and unconditionally guarantees to Sellers the due and punctual performance and satisfaction by Buyers of each and every covenant, agreement, representation and warranty set forth in this Agreement, or any Schedule, Exhibit or other document, certificate or paper ancillary hereto (the "TXI Guaranteed Obligations"). This guaranty is an absolute , present and continuing guaranty and is in no way conditioned upon any attempt to first proceed against Buyers for Breach or violation of any such covenant, agreement, representation and warranty.

                 (b) The obligations of TXI under this guaranty shall to the fullest extent by law be primary, absolute, irrevocable and unconditional, irrespective of the validity, regularity or enforceability of any of such covenants, agreements, representations and warranties of this Agreement and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not TXI shall have any knowledge or notice thereof), including, without limitation, (i) any amendment, modification of or supplement to the Agreement or any other instrument referred to therein or any assignment or transfer of any thereof or any interest therein; (ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect to the Agreement or any instrument referred to therein; (iii) any bankruptcy, insolvency, readjustment, composition, liquidation or





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
         similar proceeding with respect to any Buyer or its property; (iv) any merger, amalgamation or consolidation of any Buyer or of TXI into or with any other corporation or entity or any sale, lease or transfer of any or all of the assets of any Buyer or of TXI to any Person; (v) any failure on the part of TXI and the Buyers for any reason to comply with or perform any of the terms of any agreement between and/or among them; or (vi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Buyer. TXI covenants that its obligations hereunder will not be discharged except by payment or performance in full of the TXI Guaranteed Obligations.

                 (c) Not in any way in limitation of the provisions of paragraphs (a) or (b) above, TXI hereby unconditionally and irrevocably assumes with respect to the Sellers, the responsibilities and obligations of an "indemnifying party" under Section 10 of the Agreement.

                 (d) TXI unconditionally waives to the fullest extent permitted by law (i) notice of any action taken or omitted in reliance by any Seller on this guaranty and of any breach or default by any Buyer under the Agreement, (ii) all notices which may be required by any Legal Requirement or otherwise to preserve any of the rights of each Seller against Buyers or TXI; (iii) any requirement of diligence on the part of any Seller and (iv) any other act or omission or thing or delay to do any other act or thing which might in any manner or to any extent vary the risk of TXI or which might otherwise operate as a discharge of TXI.

                 11.4  BEAZER RETAINED OBLIGATIONS

                 (a) All terms defined in this Section 11.4 not otherwise defined in this Agreement shall have the meaning ascribed to them in that certain Stock Purchase Agreement dated the 2nd day of February, 1991 between and among Beazer West Cement Company, a Delaware corporation (formerly Riverside Cement Company, a Delaware corporation) ("Beazer"), Beazer West, Inc. and Ssangyong (the "Stock Purchase Agreement") pursuant to which Ssangyong purchased all of the issued and outstanding shares of capital stock of RVC.

                 (b) Prior to or at the Closing, and as a condition thereto, Sellers shall deliver to Buyers, in form and substance satisfactory (in their sole discretion) to Buyers, and each of them, a written acknowledgment from Beazer or its successor, if any ("Beazer Acknowledgment"), that Beazer has retained the irrevocable obligation and continues to be irrevocably obligated, responsible and liable to pay, perform and discharge, any retained liability or obligation of Beazer under the Stock Purchase Agreement, whether accrued, absolute, contingent or otherwise, including, without limitation, liabilities which are obligations of Beazer relating to the cleanup or appropriate remedial action with respect to hazardous or toxic materials, substances or wastes, if any, present upon any of the Venture Assets as a result of the operation of the Business by Beazer thereon prior to the Commencement Date (the "Environmental Liabilities").

         11.5  CERTAIN TAX MATTERS AND INTER-COMPANY TRANSACTIONS.

                 (a)  Sellers shall cause the Partnership to make an IRC
         Section 754 election in the last partnership return filed or caused to be filed by them as partners of the Partnership.

                 (b) SRV and RVC agree to cooperate with and permit TXI to make a request under IRC Reg. Sec. 1.755- 1(a)(2) for permission from the IRS to use an alternative method to allocate the basis in the Partnership assets if the parent company deems it necessary or desirable to do so.

                 (c) SRV and RVC further agree to execute any powers of attorney and make any elections necessary to give TXI the right to represent the Partnership before the IRS regarding the foregoing elections, if made. Buyers will indemnify and hold Sellers harmless with respect to any costs or expenses incurred by Sellers with respect to any IRS review, audit or challenge with regard to such elections.

                 (d) SRV and RVC acknowledge and agree that they are responsible for filing all final tax returns for Partin Limestone Products, Inc. ("Partin") and the Partnership through the Effective Time and further agree to provide such information, schedules and data as TXI may reasonably request in connection with the treatment, in the final tax returns by the Partnership, of the elections referred to in parts (a) and (b) of this Section 11.5.





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12.  GENERAL PROVISIONS

         12.1  EXPENSES

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         12.2  PUBLIC ANNOUNCEMENTS

         Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyers determine. Unless consented to by Buyers in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyers will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyers will have the right to be present for any such communication.

         12.3  CONFIDENTIALITY

         Between the date of this Agreement and the Closing Date, Buyers and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyers and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from written information stamped "confidential" when originally furnished by another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or





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
obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyers' request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyers or their representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyers of such trade secrets or confidential information.

         12.4  NOTICES

         Except with respect to a Section 9.3 Termination Notice, all notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         SELLERS:

                 S. Y. Kim
                 Management Committee Member
                 Riverside Cement Company
                 2384 Lancaster Court
                 Hayward, California   94542
                 Facsimile No. (510) 582-9718
                           and

                 K. H. Hong
                 President, RVC Venture Corp.
                 c/o Riverside Cement Company
                 660 N. Diamond Bar Blvd.
                 Diamond Bar, CA  91765
                 Facsimile No. (909) 860-5816

                 with a copy to:

                 Joon Yong Kim, Esq.
                 Graham & James LLP
                 801 South Figueroa Street
                 Los Angeles, California    90017-5554
                 Facsimile No. (213) 623-4581

         BUYER:

                 Mel G. Brekhus
                 Vice President
                 Texas Industries, Inc.
                 Dallas, Texas   75247-6913
                 Facsimile No. (972)647-3355
                 with a copy to:
                 Robert C. Moore, Esq.
                 Vice President & General Counsel
                 Texas Industries, Inc.
                 1341 W. Mockingbird Lane
                 Dallas, Texas   75247-6913
                 Facsimile No. (972)647-3320

         12.5  ARBITRATION

         Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by binding arbitration in accordance with the UNCITRAL Arbitration Rules (the "Rules") as at present in force. The International Chamber of Commerce (the "ICC") shall administer the arbitration and act as appointing authority pursuant to the Rules. The arbitration panel shall be composed of three (3) arbitrators appointed pursuant to Article 7 of the Rules; the parties further agree that the third arbitrator shall be appointed by either (i) the two arbitrators appointed by the parties or (ii) in the event that the two arbitrators appointed by the parties cannot agree on a mutually acceptable individual, the ICC shall appoint the third arbitrator who shall have appropriate expertise in the subject matter of the arbitration. In the event of any conflict between the Rules and this Section, the provisions of this Section shall govern. The arbitration, including the rendering of the award, shall take place in London, England. The language to be used in the arbitration shall be English. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

         12.6  FURTHER ASSURANCES

         The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         12.7  WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         12.8  ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supercedes all prior agreements between the parties with respect to its subject matter (including the Offer Letter between and among Ssangyong Business Group, Ssangyong, the Partnership and Texas Industries, Inc. dated August 13, 1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         12.9  DISCLOSURE LETTER

                 (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                 (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         12.10  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

         Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyers may assign any of their rights under this Agreement to any subsidiary or the parent company of the Buyers. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this





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
Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         12.11  SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.12  SECTION HEADINGS; CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         12.13   TIME OF ESSENCE

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         12.14  GOVERNING LAW

         This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

         [intentionally left blank]

         12.15  COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYERS:

TXI CALIFORNIA INC.                        TXI RIVERSIDE  INC.



By /s/ MEL G. BREKHUS                      By /s/ MEL G. BREKHUS
   ----------------------------               ----------------------------------
   Mel G. Brekhus                             Mel G. Brekhus
   Vice President                             Vice President


SELLERS:

RVC VENTURE CORP.                          SSANGYONG/RIVERSIDE VENTURE
                                            CORP.


By /s/ KYUNG HUM HONG                      By /s/ KYUNG HUM HONG
   ----------------------------               ----------------------------------
   Kyung Hum Hong                             Kyung Hum Hong
   President                                  Vice President


GUARANTORS:

SSANGYONG CEMENT INDUSTRIAL CO., LTD.      TEXAS INDUSTRIES, INC.



By /s/ KI HO KIM                           By /s/ MEL G. BREKHUS
   ----------------------------               ----------------------------------
   Ki Ho Kim                                  Mel G. Brekhus
   Vice Chairman                              Vice President

                                   EXHIBIT 1




                            Riverside Joint Venture
                           Consolidated Balance Sheet
                              As of June 30, 1997

                                   EXHIBIT 2

                          [LETTERHEAD OF ISSUING BANK]

                                     [DATE]

Letter of Credit No. __________
Expiry Date: __________________

          We hereby establish this irrevocable stand-by letter of credit no. ________ for the joint benefit of [TXI Riverside Inc. and TXI California Inc.] (collectively, "Beneficiary") for the account of [SsangYong Cement Industrial Co., Ltd.] ("Account Party") up to an aggregate amount of U.S.$1,200,000 available by presentation at __________ [insert bank name and address] of the following documents.

          1.        This credit.

          2. Beneficiary's signed draft at sight drawn on us, stating "Drawn under irrevocable stand-by letter of credit no. ________, dated __________".

          3. Beneficiary's statement on Beneficiary's letterhead signed by a vice president, accounting manager or other officer of the Beneficiary and counter-signed by a vice president, accounting manager or other officer of the Account Party, stating that: "The undersigned certify that the amount shown on the draft is due and payable under the terms of the Partnership Interests Purchase Agreement between Beneficiary and Account Party.

          Multiple drawings hereunder shall be permissible, but no drawing shall be for less than $______ nor for more than $______.

          This letter of credit expires on ________, 1999.

          We hereby engage with you that all drafts accompanied by documents drawn under and in compliance with the terms of this letter of credit will be duly honored upon presentation as specified.

          This letter of credit is subject to the Uniform Customs and Practice for Documentary Credits (1990 revision) International Chamber of Commerce Publication No. 500 and, to the extent not inconsistent therewith, the laws of the State of California.

                                          [INSERT NAME OF ISSUING BANK]

                                          By
                                            ---------------------------
                                            Name:
                                            Title: